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                                                                    EXHIBIT 99.1

                    COVER-ALL TECHNOLOGIES INC. REPORTS FIRST
                         QUARTER 2007 OPERATING RESULTS

FAIRFIELD, NEW JERSEY - Cover-All Technologies Inc. (OTC Bulletin Board:
COVR.OB), a Delaware corporation ("Cover-All" or the "Company"), today announced results of operations for the quarter ended March 31, 2006.

Revenues for the three months ended March 31, 2007 were $1,931,000 as compared to $1,739,000 in the same period in 2006. Net income (loss) for the three months ended March 31, 2007 and 2006 was $140,000, or $0.01 per share, and $(290,000), or $(0.02) per share, respectively.

John Roblin, Chairman of the Board of Directors, President and Chief Executive Officer of the Company, stated: "The first quarter of 2007 marked Cover-All's return to profitability, and our results show significant year-over-year improvement, with double-digit growth in revenue and earnings. Services revenues consisting of maintenance, professional services and ASP were up by more than 15%, from $1,491,000 to $1,728,000, over the same quarter in 2006. Total costs and expenses were down by more than 11%, from $2,029,000 in the first quarter of 2006 to $1,791,000 in the first quarter of 2007.

"Cover-All invested in expanding our capabilities and services in 2005 and 2006. The results of these investments are now gaining visibility in the marketplace as our customers implement and leverage My Insurance Center to achieve increased growth and profitability. In addition, we have demonstrated the ability to deliver the quality service and support that can be a key differentiator for us in the marketplace. We have a generated a good deal of excitement and interest that, we believe, will have a positive impact on revenue growth in 2007."

"As we experience rapid growth, we are also focused upon managing expenses. We are reducing fixed costs and are making effective use of offshore or other staffing options to enable us to vary our costs depending upon demand. One key to this strategy to expect our personnel to be broadly based and play a number of roles as our business and customers' needs require."

"We believe that Cover-All is better positioned than ever before to bring outstanding value to our customers, shareholders and employees. Today Cover-All has an innovative and robust solution set in My Insurance Center, a significant customer base, including some of the largest and best known industry players, a stronger balance sheet as a result of the conversion of most of our debt in late March and credibility in the insurance marketplace, based on results realized by our customers. We are proud of these accomplishments, and we are excited about our opportunities in 2007."

The Company has scheduled a conference call for 11:00 a.m. EDT on Wednesday, May 16, 2007, at which time it will review results for the quarter ended March 31, 2007.

Teleconference Information: To participate in the Wednesday teleconference, dial 877-669-3047 (domestic) and 706-634-1767 (international). The conference ID # is 8887803.

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ABOUT COVER-ALL TECHNOLOGIES INC.

Cover-All Technologies Inc., since 1981, has been a leader in developing sophisticated software solutions for the property and casualty insurance industry - first to deliver PC-based commercial insurance rating and policy issuance software. Currently, Cover-All is building on its reputation for quality insurance solutions, knowledgeable people and outstanding customer service by creating new and innovative insurance solutions that leverage the latest technologies and bring our customers outstanding capabilities and value.

With our extensive insurance knowledge, our experience and our commitment to quality, Cover-All continues its tradition of developing technology solutions designed to revolutionize the way the property and casualty insurance business is conducted.

Additional information is available online at WWW.COVER-ALL.COM.

Cover-All, My Insurance Center (MIC) and Insurance Policy Database (IPD) are trademarks of Cover-All Technologies Inc. All other company and product names mentioned are trademarks or registered trademarks of their respective holders.

Statements in this press release, other than statements of historical information, are forward-looking statements that are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Forward-looking statements involve known and unknown risks which may cause the Company's actual results in future periods to differ materially from expected results. Those risks include, among others, risks associated with increased competition, customer decisions, the successful completion of continuing development of new products, the successful negotiations, execution and implementation of anticipated new software contracts, the successful addition of personnel in the marketing and technical areas, our ability to complete development and sell and license our products at prices which result in sufficient revenues to realize profits and other business factors beyond the Company's control. Those and other risks are described in the Company's filings with the Securities and Exchange Commission ("SEC") over the last 12 months, including the Company's Form 10-K for the year ended December 31, 2006, filed with the SEC on April 2, 2007, copies of which are available from the SEC or may be obtained upon request from the Company.

FOR INFORMATION ON COVER-ALL, CONTACT:
Ann Massey
Chief Financial Officer
973/461-5190
AMASSEY@COVER-ALL.COM


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The following is a summary of operating highlights for the three months ended
March 31, 2007 and 2006.

                  COVER-ALL TECHNOLOGIES INC. AND SUBSIDIARIES
                              OPERATING HIGHLIGHTS



                                            THREE MONTHS ENDED MARCH 31,
                                            ----------------------------
                                              2 0 0 7        2 0 0 6
                                             -----------   -----------
                                                     (unaudited)

REVENUES:                                    $   203,000   $   248,000

     Licences
     Maintenance                                 826,000       844,000
     Professional Services                       517,000       331,000
     Application Service Provider Services       385,000       316,000
                                             -----------   -----------
     TOTAL REVENUES                            1,931,000     1,739,000
                                             -----------   -----------
COSTS AND EXPENSES:
     Cost of Sales                             1,276,000     1,286,000
     Research and Development                     91,000       175,000
     Sales and Marketing                         110,000       236,000
     General and Administrative                  278,000       288,000
     Interest Expense, Net                          --            --
                                                  37,000        44,000
                                             -----------   -----------
TOTAL COSTS AND EXPENSES                       1,792,000     2,029,000
                                             -----------   -----------
     INCOME (LOSS) BEFORE INCOME TAXES           140,000      (290,000)
                                             -----------   -----------
     INCOME TAXES                                   --            --
                                             -----------   -----------
     NET (LOSS)                              $   140,000   $  (290,000)
                                             ===========   ===========


BASIC EARNINGS (LOSS) PER COMMON SHARE       $      0.01   $     (0.02)
                                             ===========   ===========

DILUTED EARNINGS (LOSS) PER COMMON SHARE     $      0.01   $     (0.02)
                                             ===========   ===========




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